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                                        September 30, 2002



ARK Funds
100 E. Pratt Street, 15th Floor
Mail Code 104-410
Baltimore, MD 21202

Ladies and Gentlemen:

         We have acted as counsel to ARK Funds, a Massachusetts business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 38 to the Trust's Registration Statement on Form N-1A (File Nos. 33-53690; 811-7310) (the "Post-Effective Amendment"), registering an indefinite number of Class C shares of beneficial interest ("Shares") of Small-Cap Equity Portfolio, a series of the Trust, under the Securities Act of 1933, as amended (the "1933 Act").

         In connection with rendering the opinion set forth below, we have examined the Post-Effective Amendment, the Trust's Declaration of Trust, as amended (the "Declaration of Trust"), and Bylaws and the corporate action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing and the additional matters set forth below, we are of the opinion that:


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ARK Funds
September 30, 2002
Page 2


          1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

          2. When issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state law regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

         In connection with our opinion that the Shares will be non-assessable, however, we note that the Trust is an entity of the type commonly known as a "Massachusetts business trust," and under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with, or having any claim against the Trust or the Trustees shall look only to the assets of the appropriate series of the Trust for payment under such credit, contract or claim; and neither the shareholders nor the Trustees, nor any of their agents, whether past, present or future, shall be personally liable therefor. It also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust shall include a recitation limiting the obligation represented thereby to the Trust, or series, and its assets. The Declaration of Trust further provides
(1) for indemnification from the assets of the applicable series of the Trust for all loss and expense of any shareholder held to be personally liable solely by reason of his having been a shareholder of the Trust; and (2) for the series of the Trust to assume, upon request by the shareholder, the defense of any claim made against the shareholder for any act or obligation of the series and satisfy any judgment thereon. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the applicable series would be unable to meet its obligations.

         We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                               Very truly yours,


                                               /S/KIRKPATRICK & LOCKHART LLP